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                                                               Exhibit (a)(5)(i)


This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made by the Prospectus (as defined below) and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. This Offer, however, is not being made to, nor will Shares be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Purchaser (as defined below) may in its discretion, however, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In jurisdictions whose laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on Purchaser's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                          Notice of Offer to Exchange
                       Cash or Shares of Common Stock of

                                   PEOPLESOFT

                             with a value equal to
             $7.05 plus 0.43 of a Share of PeopleSoft Common Stock
                   at your election and subject to proration
                                      for
                   Each Outstanding Share of Common Stock of

                             J.D. EDWARDS & COMPANY

         Jersey Acquisition Corporation ("Purchaser"), a Delaware corporation and a wholly owned subsidiary of PeopleSoft, Inc., a Delaware corporation ("PeopleSoft"), is offering to exchange cash and a fraction of a share of our common stock for each outstanding share of J.D. Edwards & Company (the "Company") common stock, par value $0.001 per share (the "Common Stock"), including the associated stock purchase right pursuant to the Preferred Stock Rights Agreement, dated as of October 22, 2001, between the Company and Computershare Trust Company, Inc. as Rights Agent, as amended (together with the Common Stock, the "Shares"), that is validly tendered and not properly withdrawn. Holders of Common Stock may make an election to receive the offer consideration in all cash or all stock, in each case having a value of $7.05 plus 0.43 of a share of common stock, par value $0.01 per share, of PeopleSoft ("PeopleSoft Common Stock"), allocated by prorating the cash and shares available in the offer among elections made, upon the terms and subject to the conditions set forth in the Prospectus, dated June 19, 2003 (the "Prospectus"), and in the related Letter of Transmittal (which, together with the Prospectus and any amendments or supplements thereto, collectively constitute the "Offer").

         The value of the cash and stock consideration to be paid to tendering holders will be determined based upon the average closing prices of one share of PeopleSoft Common Stock during the five trading days ending before the second trading day prior to the expiration of the offer. Two days prior to expiration of the offer, PeopleSoft will issue a press release announcing the final average closing price and value of the cash and stock consideration.

         Stockholders of record who tender directly to the Exchange Agent (as defined below) will not be obligated to pay brokerage fees or commissions, if any, on the purchase of Shares by Purchaser or pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. Purchaser will pay all charges and expenses of The Bank of New York, which is acting as exchange agent (the "Exchange Agent"), and Georgeson Shareholder Communications Inc. which is acting as the information agent (the "Information Agent"), incurred in connection with the Offer.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
 NEW YORK CITY TIME, ON THURSDAY, JULY 17, 2003, UNLESS THE OFFER IS EXTENDED.

         The Offer is conditioned upon, among other things, (1) there being validly tendered and not properly withdrawn prior to expiration of the Offer at least a majority of the outstanding Shares, on a modified fully diluted basis,
(2) the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and similar statutes or regulations of foreign jurisdictions and (3) the Registration Statement and Prospectus filed in connection with the Offer having been declared effective by the Securities and Exchange Commission. The Offer is also subject to other conditions. See the Prospectus.

         The Offer is being made pursuant to the Amended and Restated Agreement and Plan of Merger and Reorganization dated as of June 16, 2003 (the "Merger Agreement") among PeopleSoft, Purchaser and the Company. The Merger Agreement provides, among other things, that following the completion of the Offer and the satisfaction or waiver, if permissible, of all conditions set forth in the Merger Agreement and in accordance with the Delaware General Corporation Law, the Purchaser will be merged with and into Company (the "Merger"). At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or Shares owned by Purchaser or PeopleSoft and other than Shares held by holders who perfect dissenter's rights under applicable law) will be converted into the right to receive $7.05 plus 0.43 of a share of PeopleSoft Common Stock for each share of Company Common Stock. The Merger Agreement is more fully described in the Prospectus. Following the merger, the Company will be merged with and into PeopleSoft or a subsidiary of PeopleSoft.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS (1) DETERMINED THAT THE OFFER, THE MERGER AND THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, (2) APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT AND (3) RECOMMENDED THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT THERETO AND APPROVE AND ADOPT THE MERGER AGREEMENT.

         For purposes of the Offer, the Purchaser will be deemed to have accepted for exchange Shares validly tendered and not properly withdrawn when, as and if Purchaser gives oral or written notice to the Exchange Agent of its acceptance of the tenders of such Shares. The Exchange Agent will act as agent for tendering stockholders for the purpose of receiving cash, PeopleSoft Common Stock, or a combination of cash and PeopleSoft Common Stock from Purchaser and transmitting such cash and shares of PeopleSoft Common Stock to validly tendering stockholders, as soon as practicable after receipt of such notice. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Exchange Agent of (1) certificates representing such Shares (or timely confirmation of a book-entry transfer of such Shares into the Exchange Agent's account at The Depository Trust Company ("DTC")), (2) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof ) with any required signature guarantees or an Agent's Message (as defined in the Prospectus) in connection with a book-entry transfer and (3) any other documents required by the Letter of Transmittal.

         The initial expiration date will occur at 12:00 midnight, New York City time, on Thursday, July 17, 2003, unless and until Purchaser (subject to the terms and conditions of the Merger Agreement) extends the period of time for which the Offer is open. If the conditions to the Offer are not satisfied or waived on any scheduled expiration date of the Offer, PeopleSoft shall cause Purchaser to, and Purchaser shall extend the Offer at any time for the shortest period of time it reasonably believes is necessary to permit such conditions to be satisfied or waived; provided that (1) no single extension shall exceed 10 business days and (2) Purchaser shall not be required to extend the Offer beyond November 30, 2003 (or, under certain circumstances, beyond February 28, 2004). Purchaser reserves the right, in its sole discretion (subject to the provisions of the Merger Agreement), at any time or from time to time to extend the Offer for one or more periods if not more than 10 business days as required by any rule or regulation of the Securities and Exchange Commission applicable to the Offer.

         Subject to the provisions of the Merger Agreement, Purchaser expressly reserves the right to increase the total value of the consideration to be paid per share in the Offer. Without the prior written consent of the Company, Purchaser may not decrease the total value of the consideration to be paid per share in the Offer, change the form of consideration to be paid, decrease the number of Shares sought in the Offer, amend the conditions of the Offer set forth in the Merger Agreement or impose the conditions to the Offer in addition to those set forth in the Merger Agreement.

         If Parent decides to extend the Offer, Parent will make an announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right to withdraw the Shares. No subsequent offering period is permitted.

         Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer, and unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after August 17, 2003. For a withdrawal of Shares tendered to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth in the Prospectus. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name(s) in which the certificate(s) representing such Shares are registered, if different from that of the person who tendered such Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Exchange Agent, the name of the registered holder and the serial numbers shown on the particular certificate evidencing the Shares to be withdrawn must also be furnished to the Exchange Agent prior to the physical release of the Shares to be withdrawn. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Prospectus) (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedures for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with such withdrawn Shares and must otherwise comply with DTC's procedures. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, and its determination will be final and binding on all parties.

         Completion of the Offer and the Merger is conditioned upon the receipt of opinions from legal counsel that the transactions will qualify as either a reorganization within the meaning of Section 368(a) of the Internal Revenue Code or a transaction governed by Section 351 of the Internal Revenue Code. As a result of such qualification, the tax consequences of the Offer and the Merger to the J.D. Edwards stockholders will be as follows: (i) J.D. Edwards stockholders who exchange their Shares solely for cash will recognize gain or loss for federal income tax purposes, (ii) J.D. Edwards stockholders who exchange their Shares for a combination of cash or stock may recognize gain, but not loss, in the exchange, and (iii) J.D. Edwards stockholders who exchange their Shares solely for PeopleSoft Common Stock will not recognize gain or loss for federal income tax purposes, other than gain or loss attributable to the receipt of cash in lieu of fractional shares. Tax matters are complex, and stockholders should consult the Prospectus and their own tax advisors concerning the tax of the Offer and related transactions.

         The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934 is contained in the Prospectus and is incorporated herein by reference.

         In connection with the Offer, the Company has provided Purchaser with the names and addresses of all record holders of Shares and security position listings of Shares held in stock depositories. The Prospectus, the related Letter of Transmittal and other related materials will be mailed to registered holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

         THE PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         Any questions or requests for assistance or for additional copies of the Prospectus, the related Letter of Transmittal and other related tender offer materials may be directed to the Information Agent at its address and telephone number set forth below, and copies will be furnished promptly at Purchaser's expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Exchange Agent and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                          (GEORGESON SHAREHOLDER LOGO)

                          17 State Street, 10th Floor
                            New York, New York 10004
                     Banks and Brokers Call: (212) 440-9800
                   All Others Call Toll Free: (800) 248-2681
              Outside North America Call Toll Free: (866) 324-5899

                      The Dealer Manager for the Offer is:

                                (CITIGROUP LOGO)

                         Citigroup Global Markets Inc.
                              388 Greenwich Street
                            New York, New York 10013
                         Call Toll Free: (877) 820-8015


June 19, 2003